UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0145
Washington, D.C. 20549	Expires: December 31, 2005
SCHEDULE 13G	Estimated average burden hours per response. . 11

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

The Allied Defense Group, Inc.

(Name of Issuer)

Common Stock, par value $.10 per share

(Title of Class of Securities)

019118108

(CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 019118108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Kings Road Investments Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands, British West Indies

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 580,444 (See Item 4(a))

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 580,444 (See Item 4(a))

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 580,444

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.3%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 019118108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Polygon Global Opportunities Master Fund

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands, British West Indies

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 580,444 (See Item 4(a))

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 580,444 (See Item 4(a))

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 580,444

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.3%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 019118108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Polygon Investments Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands, British West Indies

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 580,444 (See Item 4(a))

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 580,444 (See Item 4(a))

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 580,444

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.3%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 019118108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Polygon Investment Management Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 580,444 (See Item 4(a))

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 580,444 (See Item 4(a))

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 580,444

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.3%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 019118108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Polygon Investment Partners LLP

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 580,444 (See Item 4(a))

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 580,444 (See Item 4(a))

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 580,444

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.3%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 019118108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Polygon Investment Partners LP

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 580,444 (See Item 4(a))

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 580,444 (See Item 4(a))

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 580,444

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.3%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 019118108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Polygon Investment Partners HK Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Hong Kong

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 580,444 (See Item 4(a))

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 580,444 (See Item 4(a))

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 580,444

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.3%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 019118108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Polygon Investment Partners GP, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 580,444 (See Item 4(a))

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 580,444 (See Item 4(a))

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 580,444

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.3%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 019118108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Reade E. Griffith

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 580,444 (See Item 4(a))

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 580,444 (See Item 4(a))

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 580,444

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.3%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 019118108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Alexander E. Jackson

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 580,444 (See Item 4(a))

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 580,444 (See Item 4(a))

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 580,444

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.3%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 019118108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Patrick G. G. Dear

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 580,444 (See Item 4(a))

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 580,444 (See Item 4(a))

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 580,444

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 8.3%

12.	Type of Reporting Person (See Instructions) IN

Item 1(a).	Name of Issuer:

The Allied Defense Group, Inc. (“Allied”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

8000 Towers Crescent Drive Suite 260 Vienna, Virginia 22182

Item 2(a).	Name of Person Filing
Item 2(b).	Address of Principal Business Office
Item 2(c).	Citizenship

This Schedule 13G is filed on behalf of Kings Road Investments Ltd., Polygon Global Opportunities Master Fund, Polygon Investments Ltd., Polygon Investment Management Limited, Polygon Investment Partners LLP, Polygon Investment Partners LP, Polygon Investment Partners HK Limited, Polygon Investment Partners GP, LLC, Mr. Reade E. Griffith, Mr. Alexander E. Jackson and Mr. Patrick G. G. Dear (the “Reporting Persons”).

Kings Road Investments Ltd. (“KRIL”)
c/o Polygon Investment Partners LP
598 Madison Avenue
14th Floor
New York, New York 10022
Citizenship: Cayman Islands, British West Indies

Polygon Global Opportunities Master Fund (the “Master Fund”)
c/o Polygon Investment Partners LLP
10 Duke of York Square
London SW3 4LY
United Kingdom
Citizenship: Cayman Islands, British West Indies

Polygon Investments Ltd. (the “Investment Manager”)
c/o Polygon Investment Partners LLP
10 Duke of York Square
London SW3 4LY
United Kingdom
Citizenship: Cayman Islands, British West Indies

Polygon Investment Management Limited (“PIML”)
c/o Polygon Investment Partners LLP
10 Duke of York Square
London SW3 4LY
United Kingdom
Citizenship: United Kingdom

Polygon Investment Partners LLP (the “UK Investment Manager”)
10 Duke of York Square
London SW3 4LY
United Kingdom
Citizenship: United Kingdom

Polygon Investment Partners LP (the “US Investment Manager”)
598 Madison Avenue
14th Floor
New York, New York 10022
Citizenship: Delaware

Polygon Investment Partners HK Limited (the “HK Investment Manager”)
Unit 1501- 1502,15/F Cheung Kong Center
2 Queen’s Road Central
Hong Kong
Citizenship: Hong Kong

Polygon Investment Partners GP, LLC (the “General Partner”)
c/o Polygon Investment Partners LP
598 Madison Avenue
14th Floor
New York, New York 10022
Citizenship: Delaware

Reade E. Griffith (“Mr. Griffith”)
c/o Polygon Investment Partners LLP
10 Duke of York Square
London SW3 4LY
United Kingdom
Citizenship: United States

Alexander E. Jackson (“Mr. Jackson”)
c/o Polygon Investment Partners LP
598 Madison Avenue
14th Floor
New York, New York 10022
Citizenship: United States

Patrick G. G. Dear (“Mr. Dear”)
c/o Polygon Investment Partners LLP
10 Duke of York Square
London SW3 4LY
United Kingdom
Citizenship: United Kingdom

Item 2(d).	Title of Class of Securities:

Common stock, par value $.10 per share, of Allied (“Common Stock”).

Item 2(e).	The Common Stock has the following CUSIP number: 019118108.

Item 3.	Not Applicable.

Item 4(a).	Amount Beneficially Owned:

As of December 31, 2006, each Reporting Person may be deemed to be beneficial owner of (i) 483,559 shares of Common Stock issuable to KRIL upon conversion of $12,500,000 principal amount of Senior Subordinated Convertible Notes of Allied (the “Notes”), and (ii) 96,885 shares of Common Stock issuable to KRIL pursuant to a Warrant (the “Warrant”).

Item 4(b).	Percent of Class:

8.3%

Item 4(c).	Number of shares as to which Reporting Persons have:

(i) sole power to vote or direct the vote: 0
(ii) shared power to vote or to direct the vote: 580,444
(iii) the sole power to dispose of or to direct the disposition of: 0
(iv) shared power to dispose of or to direct the disposition of: 580,444

The Notes and the Warrant are directly held by KRIL.  KRIL is a wholly-owned subsidiary of the Master Fund.  The Investment Manager, UK Investment Manager, the US Investment Manager, the HK Investment Manager, PIML and the General Partner have voting and depository control over securities owned by KRIL and the Master Fund. Messrs. Griffith, Dear and Jackson control the Investment Manager, the UK Investment Manager, the US Investment Manager, the HK Investment Manager, PIML and the General Partner.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.	Ownership of More than Five Percent on Behalf of another Person

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit 1.

Item 9.	Notice of Dissolution of the Group.

Not Applicable.

Item 10.	Certification.

By signing below each of the undersigned certifies that, to the best of such person’s knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: February 9, 2007	KINGS ROAD INVESTMENTS LTD.

By Polygon Investment Partners LLP, its investment manager

	By	/s/ Patrick G. G. Dear
Name: Patrick G. G. Dear
Title: Principal

Date: February 9, 2007	POLYGON GLOBAL OPPORTUNITIES MASTER FUND

By Polygon Investment Partners LLP, its investment manager

	By	/s/ Patrick G. G. Dear
Name: Patrick G. G. Dear
Title: Principal

Date: February 9, 2007	POLYGON INVESTMENTS LTD.

	By	/s/ Patrick G. G. Dear
Name: Patrick G. G. Dear
Title: Principal

Date: February 9, 2007	POLYGON INVESTMENT MANAGEMENT LIMITED

	By	/s/ Patrick G. G. Dear
Name: Patrick G. G. Dear
Title: Principal

Date: February 9, 2007	POLYGON INVESTMENT PARTNERS LLP

	By	/s/ Patrick G. G. Dear
Name: Patrick G. G. Dear
Title: Principal

Date: February 9, 2007	POLYGON INVESTMENT PARTNERS LP

	By	/s/ Patrick G. G. Dear
Name: Patrick G. G. Dear
Title: Principal

Date: February 9, 2007	POLYGON INVESTMENT PARTNERS HK LIMITED

	By	/s/ Patrick G. G. Dear
Name: Patrick G. G. Dear
Title: Principal

Date: February 9, 2007	POLYGON INVESTMENT PARTNERS GP, LLC

	By	/s/ Patrick G. G. Dear
Name: Patrick G. G. Dear
Title: Principal

Date: February 9, 2007		/s/ Reade E. Griffith
Reade E. Griffith

Date: February 9, 2007		/s/ Alexander E. Jackson
Alexander E. Jackson

Date: February 9, 2007		/s/ Patrick G. G. Dear
Patrick G. G. Dear

Exhibit Index

Exhibit 1  Identification of Members of the Group.

Exhibit 2  Joint Filing Agreement, dated as of February 9, 2007, by and among Kings Road Investments Ltd., Polygon Global Opportunities Master Fund, Polygon Investments Ltd., Polygon Investment Management Limited, Polygon Investment Partners LLP, Polygon Investment Partners LP, Polygon Investment Partners HK Limited, Polygon Investment Partners GP, LLC, Reade E. Griffith, Alexander E. Jackson and Patrick G.G. Dear.